Exhibit 4

EXECUTION COPY

FIRST AMENDMENT TO STANDBY PURCHASE AGREEMENT

This FIRST AMENDMENT TO STANDBY PURCHASE AGREEMENT (this “Amendment”), dated as of April 8, 2008, is entered into by and among Patrick Industries, Inc., an Indiana corporation (the “Company”), Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”) and Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TCO” and collectively with TCP, the “Standby Purchasers”).

W I T N E S S E T H:

WHEREAS, the Company and the Standby Purchasers entered into a Standby Purchase Agreement dated as of March 10, 2008 (the “Standby Purchase Agreement) pursuant to which the Standby Purchasers have agreed, subject to certain conditions and limitations, to purchase from the Company in a proposed Rights Offering (i) their pro rata portion of the shares of Common Stock being offered by the Company, and (ii) all of the shares of Common Stock not subscribed for by the Company’s other shareholders, in each case at a subscription price equal to $7.00 per whole share;

WHEREAS, the Company and the Standby Purchasers desire to amend the Standby Purchase Agreement in order to (i) allow the Company to increase the size of the Rights Offering and (ii) allow for the automatic grant of restricted stock awards to non-employee directors in May 2008 as part of their annual director compensation; and

WHEREAS, capitalized terms used and not defined in this Amendment are defined in the Standby Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

Section 1.              Amendment to Section 6(a)(viii).  The Standby Purchase Agreement is hereby amended by deleting Section 6(a)(viii) in its entirety and substituting in lieu thereof, the following:

“(viii)  Not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except for (A) shares of Common Stock issuable upon exercise of stock options existing on the date hereof, (B) an additional 30,108 shares of Common Stock in connection with a stock bonus program established by the Company for the benefit for certain Company employees in connection with integration activities relating to the Company’s acquisition of Adorn  Holdings, Inc.; and (C) restricted stock awards to non-employee members of the Board, as part of their annual director compensation, representing a maximum of 24,500 shares of Common Stock in the aggregate.”

Section 2.              Amendment to Term Sheet.  The Standby Purchase Agreement is hereby amended by deleting the entire Term Sheet and replacing it with the replacement Term Sheet attached hereto as Annex A.

Section 3.              Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed by all parties hereto on such date.  Except as specifically modified by the terms set forth herein, the parties hereto acknowledge and agree that the Standby Purchase Agreement is in full force and effect.  All references in the Standby Purchase Agreement to the “Agreement” shall be deemed to refer to the Standby Purchase Agreement as amended by this Amendment.

Section 4.              Further Assurances.  Each party agrees that, from time to time upon the written request of the other party, it will execute and deliver such further documents and do such other acts and things as the other party may reasonably request to effect the purposes of this Amendment.

Section 5.              Severability.  Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be held to be prohibited by or invalid wider applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

Section 6.              Counterparts.  This Amendment may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.              Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the conflicts of laws rules or provisions.

Section 8.              Captions.  The captions, headings and arrangements used in this Amendment are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

Section 9.              No Prejudice.  The terms of this Amendment shall not be construed in favor of or against any party on account of its participation in the preparation hereof.

Section 10.            Words in Singular and Plural Form.  Words used in the singular form in this Amendment shall be deemed to import the plural, and vice versa, as the sense may require.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Standby Purchase Agreement to be duly executed as of the date and year first written above.

PATRICK INDUSTRIES, INC.

By:	/s/ Paul E. Hassler
Paul E. Hassler, President

TONTINE CAPITAL PARTNERS, L.P.

	By:	TONTINE CAPITAL MANAGEMENT, L.L.C.,
its general partner

		By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, its managing member

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

	By:	TONTINE CAPITAL OVERSEAS GP, L.L.C., its general partner

		By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, its managing member

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EXECUTION COPY

ANNEX A

PATRICK INDUSTRIES, INC.

Term Sheet

Issuer:	Patrick Industries, Inc. (the “Company”)

Offering Size:	Common equity rights offering of approximately $12,950,000

Authorization:	Prior approval of the Company’s Board of Directors and subject to shareholder approval

Rights Offering:

The Company will distribute to holders of its common stock (the “Eligible Participants”), at no charge, one subscription right for each share of the Company’s common stock that Eligible Participants own as of the Record Date

Basic Subscription Privilege:	Each subscription right will entitle Eligible Participants to purchase 0.258954 of a share of common stock, upon payment of the Subscription Price in cash

Subscription Commitment:

Tontine Capital Partners, L.P. (“TCP”) and Tontine Capital Overseas Master Fund, L.P. (“TCO,” and collectively with TCP, “Tontine”) and/or their affiliates will act as standby purchasers in the rights offering for all of the unsubscribed shares

Launch Date:	To be determined

Record Date:	The Record Date is to be the Launch Date at 5:00 p.m. Chicago time

Expiration Date:	The rights would expire no later than 30 days after the Launch Date. Rights not exercised by the Expiration Date will be null and void

Subscription Price:	The Subscription Price shall be $7.00 per share and will be paid in cash. All payments must be cleared on or before the Expiration Date

Transferability of Rights:	The subscription rights may not be sold, transferred or assigned

Use of Proceeds:

The Company will use the proceeds from the Rights Offering to (i) prepay in full the approximately $7.1 million in principal amount that remains outstanding out of the $13,975,000 in original principal amount of 9.5% Senior Subordinated Promissory Notes provided by Tontine to fund the Company’s acquisition of Adorn Holdings, Inc., (ii) pay related accrued interest and (iii) reduce borrowings under its senior secured credit facility.

Subscription Agent:	National City Bank

Registration Rights:	Pursuant to the Amended and Restated Registration Rights Agreement

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Other Conditions:

Subject to the following conditions: (i) satisfactory negotiation and execution of definitive documentation; (ii) amendment of the Company’s Shareholder Rights Plan to accommodate Tontine’s potential pro forma ownership after giving effect to the rights offering and the purchase of any unsubscribed shares; and (iii) irrevocable resolutions adopted by the Company’s board approving and exempting from the restrictions in Section 18 and Section 19 of Chapter 43 of the IBCL the transactions contemplated hereby

Expenses:	All of the expenses incurred by Tontine are to be reimbursed by the Company

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